UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Allegheny Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATI’S 2021 EXECUTIVE COMPENSATION—PAY FOR PERFORMANCE

Why We Are Providing Supplemental Disclosure

In response to the unprecedented disruption created by the COVID-19 pandemic and other recent challenges facing our business, and to ensure that our executive compensation programs continue to both incent performance and support retention of key talent, we made important changes to our 2021 compensation programs compared to our prior-year programs.

The purpose of this supplemental disclosure is to provide our investors with additional insights into the specific components and features of our 2021 short-term and long-term incentive compensation programs, our rigorous goal-setting processes, and the direct link between our 2021 realized compensation outcomes and ATI’s financial and stock price performance.

Specifically, this supplement provides additional disclosure regarding:

•

our Personnel and Compensation Committee’s rationale for adopting 2021 annual cash incentive (“2021 APP”) performance metrics that were lower than the metrics established prior to the onset of the pandemic for our 2020 annual cash incentive program (the “2020 APP”);

•

the performance share units that we granted in 2021 (“2021-2023 PSUs”), which vest over a three-year period based on ATI’s relative total shareholder return (“TSR”), including the composition of our TSR peer group, the performance targets applicable to the 2021-2023 PSUs, and the negative TSR cap that limits the number of shares payable upon settlement of the 2021-2023 PSUs if absolute returns are negative for the three-year performance period; and

•

the Committee’s reasons for reducing to 50% the relative proportion of PSUs compared to the time-vested equity component of awards under our 2021 long-term incentive program and plans to restore our historical target 70/30 mix.

Additionally, this supplement reiterates: (a) the disclosure included on page 51 of the Proxy Statement for our 2022 Annual Meeting, which disclosed the performance metrics for the PSUs that were granted in 2019 and vested in 2021 (our “2019-2021 PSUs”), ATI’s actual performance relative to those metrics, and resulting below-target settlement of those awards, and (b) the previously-disclosed results of our 2020 APP.

Say on Pay and Our Commitment to Pay for Performance

Each year we ask our stockholders to approve the compensation of ATI’s named executive officers. This proposal, commonly known as a “Say On Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. While this vote is advisory, and not binding on our Company, it provides valuable information to our Personnel and Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices. The Committee will consider the outcome of this vote when determining executive compensation for the remainder of 2022 and in future years.

In recent years, ATI has consistently demonstrated its firm commitment to pay for performance. Fundamentally, our executive compensation program links compensation to the achievement of specific, predetermined financial and performance goals that further our most impactful business strategies. Our shareholders clearly recognize this commitment and the strong link between overall NEO compensation and our performance. In fact, in 2021, our Say On Pay proposal received the support of more than 98% of the shares voted at our Annual Meeting, and since 2018, our Say On Pay proposals have received, on average, the support of 95% of the shares voted.

When casting your Say On Pay vote, we urge you to consider:

Our business and stock price performance were heavily impacted in 2020 and 2021 by the COVID-19 pandemic and other challenges facing our business. The sudden and widespread impact of the COVID-19 pandemic severely affected each of our primary end-markets, and in particular commercial aerospace, our largest end-market. These impacts were exacerbated by ongoing issues associated with Boeing’s 737 Max and other programs, as well as a prolonged labor strike at our Specialty Rolled Products business in 2021.

We urgently took bold, decisive actions in response to these challenges and transformed ATI over the course of 2020 and 2021 to create meaningful shareholder value. We viewed the 2020-2021 time frame as an opportunity to structurally transform our business, sharpening our focus on the products and markets where our unique capabilities set us apart. We announced that we would exit production of low-margin standard stainless products, streamline the operations of our SRP business and redirect resources to more profitable products and markets. We succeeded, exiting production of standard stainless products in 2021 as promised.

Our recent stock price reflects the early successes of these critical efforts. While our relative TSR for the period ending December 31, 2021 generally lagged those of our peers, our stock price increased markedly since the beginning of 2022 following the announcements of our full year 2021 results and expectations for 2022, as well as our long-term objectives. We believe this dramatic improvement clearly reflects our success in executing our multi-year strategies, as well as market expectations for our ability to deliver stockholder value. Moreover, in 2022 we began to return capital to stockholders, announcing a $150 million stock repurchase program earlier this year. As a point of reference, on April 22, 2022, our closing stock price was $28.56 per share, which is nearly 80% higher than our December 31, 2021 stock price of $15.93 per share. The following charts illustrate our recent stock performance and current TSR relative to our benchmarking peer group:

Benchmarking Peers

Company	3+ Year TSR 1/1/2019 - 4/22/2022	2+ Year TSR 1/1/2020 - 4/22/2022	1+ Year TSR 1/1/2021 - 4/22/2022
Arconic Corporation	—	—	-14%
Carpenter Technology Corporation	23%	-13%	43%
Commercial Metals Company	184%	99%	110%
Crane Co.	56%	28%	38%
Howmet Aerospace Inc.	173%	49%	23%
Kennametal Inc.	-11%	-22%	-23%
Oshkosh Corporation	66%	6%	15%
Reliance Steel & Aluminum Co.	190%	68%	64%
Schnitzer Steel Industries, Inc.	165%	155%	66%
Steel Dynamics, Inc.	226%	179%	148%
Terex Corporation	28%	17%	-1%
The Timken Company	68%	9%	-23%
Trinity Industries, Inc.	69%	52%	23%
Valmont Industries, Inc.	147%	81%	53%
Westinghouse Air Brake Technologies Corporation	30%	16%	23%
Worthington Industries, Inc.	67%	35%	7%

Summary Statistics

75th Percentile	169%	75%	56%
Median	68%	35%	23%
25th Percentile	43%	12%	5%

Allegheny Technologies Incorporated	31%	38%	70%
ATI Percentile Rank	22%	52%	87%

*SPX	Flow has been removed as it was qcquired by Lone Star on April 5, 2022

Successful execution of our strategies requires that we attract and retain talented leadership. The outstanding skill and unwavering effort of our leadership team was instrumental to the successful transformation of our business in 2020 and 2021. It is critical that we continue to attract and retain key talent throughout our business, and the importance of maintaining competitive compensation programs in the face of today’s exceptionally challenging labor markets and business environment cannot be overstated.

Our short-term cash incentive awards appropriately reflect prevailing business conditions and our success in addressing the many challenges facing our business. We annually establish financial performance targets for our short-term cash Annual Performance Program (the “APP”) that reflect our business plans and expectations for the upcoming year. The Committee sets the APP metrics so that the relative level of difficulty for achieving the target payout level is consistent from year to year, with the intention of setting target goals that are challenging yet achievable and maximum payout performance levels that are much more difficult to achieve. Due in part to the inherent cyclicality of our business, business conditions and forecasted financial performance expectations communicated to the investment community can fluctuate significantly. As a consequence of this approach, the threshold, target and maximum levels of achievement for each of the performance metrics under our APP can vary meaningfully from year to year.

We established the financial performance targets for our 2021 APP in early 2021 understanding the ongoing and materially negative impact of the pandemic on our operations and those of our customers. We also considered other related business issues, including our decision to exit production of low-margin standard stainless and redeploy resources to more profitable markets and products. For all of these reasons, our financial performance targets for the 2021 APP were lower than the targets for our 2020 APP, which were established in early 2020 prior to the onset of pandemic and reflected different expectations for our business. Notably, the Committee did NOT make any mid-year adjustments to our 2020 APP targets to account for the subsequent pandemic, which materially impacted our business, and awards under the 2020 APP were significantly below target as a result. Given the intervening impact of the pandemic, which continued to affect our business throughout 2021, the Committee did not believe that 2020 pre-pandemic goals were the most appropriate baseline for the annual goal-setting process to be used for the 2021 APP goals. Rather, current business conditions and expectations played a larger role in this goal setting process.

To illustrate, in February 2020, we provided pre-pandemic earnings guidance for the full-year 2020 of between $0.75 and $0.90 per share and set the targets for our 2020 APP EBITDA and Cash Flow financial performance metrics at $405 million and $149 million, respectively. Reflecting the impact of the subsequent pandemic, our actual results for 2020 included just $208 million in EBITDA and $153 million in full-year 2020 cash flow. In light of the continuing uncertainty facing our business, we did not provide full-year earnings guidance for 2021, but provided free cash flow guidance of between $20 million and $60 million for the year. Additionally, we provided guidance by quarter, guiding to a loss of $(0.23) to $(0.30) for the first quarter, a loss of $(0.08) to $0.00 for the third quarter and earnings of $0.07 to $0.13 for the fourth quarter. In each case, we exceeded expectations, posting losses of $(0.06) for the first quarter and $(0.33) for the second quarter and adjusted earnings per share of $0.05 for the third quarter and $0.25 for the fourth quarter.

Our financial performance targets for each year and performance in relation to those targets are reflected in the following tables:

2021 APP Outcome:

		($ in millions)
Financial Performance Goals	Relative Weighting (% of Total Award)	Threshold	Target	Maximum	2021 Actual Performance(a)	2021 Actual Achievement (% of Goal Target)
ATI EBITDA	60	65	129	197	291	200.0
ATI Cash Flow	30	48	114	181	153	138.3
Aggregate Financial Performance	90					179.4

(a)

Actual 2021 APP Award performance included certain adjustments to both the EBITDA and Cash Flow metrics for strike-related impacts and adjustments to the Cash Flow metric for ATI Pension Plan contributions and the early payment of interest in connection with the extinguishment of debt.

2020 APP Outcome:

		($ in millions)
Financial Performance Goals	Relative Weighting (% of Total Award)	Threshold	Target	Maximum	2020 Actual Performance(a)	2020 Actual Achievement (% of Goal Target)
ATI EBITDA	60	324	405	486	208	0
ATI Cash Flow	30	104	149	210	181	121.5
Aggregate Financial Performance	90					40.5

(a)

Actual 2020 APP Award performance included certain adjustments to both the EBITDA and Cash Flow metrics, including EBITDA adjustments for goodwill and long-lived asset impairments, debt extinguishment, charges and tariff impacts related to our A&T Stainless joint venture, and other restructuring charges. Cash flow adjustments include U.S. defined benefit pension plan contributions, severance payments to hourly employees, certain capital expenditures and CARES Act deferral of employer social security tax payments.

Finally, while our 2021 APP paid above target for 2021, the equity awards that vested during 2021 under our long-term incentive program reflected our below-median relative TSR. We note that the Committee did NOT modify or adjust any of the outstanding LTIP cycles impacted by the COVID-19 pandemic.

The following table illustrates the payment of our 2019-2021 PSUs, which included a negative 20% TSR modifier and settled significantly below target.

					2019-2021 Performance Period Results
2019 – 2021 Financial Performance Goals	Relative Weighting (%)	Threshold	Target	Maximum	Actual Performance(2)	Actual Achievement (% of Goal Target)
Net Income(1)	50	$365	$729	$1,094	$285	0%
Return on Capital Employed	50	3.60%	7.21%	10.81%	4.28%	59.32%
						29.66%
+/- 20%TSR Modifier(3)					- 20%	23.73%

(1)	Threshold, Target, Maximum and Actual Performance dollar amounts shown in millions.
(2)

Actual Performance includes $1,499 million of adjustments, net of tax at a 5% tax rate, for restructuring and other charges (credits), goodwill impairment, debt extinguishment, divestitures, strike-related impacts, retirement benefits settlement gain, and A&T stainless joint venture impacts.

(3)	Based on the Company’s TSR for the 2019 – 2021 Performance Period relative to the TSR of a peer group of companies included in the S&P Midcap 400 Industrials and Midcap 400 Materials indices.

Key Changes to LTI Plan Compared to Our Prior-Year Compensation Programs

In response to the ongoing impact of the COVID-19 pandemic and other market conditions impacting our business, our 2021 short-term and long-term executive compensation programs differ from our prior-year programs in certain key respects, including:

•

Relative TSR Performance Target for PSUs Granted Under our Long-Term Incentive Program. Our 2021-2023 PSUs settle following the conclusion of a three-year performance period ending on December 31, 2023 based on ATI’s TSR during the performance period relative to that of a pre-determined peer group.

TSR Peer Group.

The Committee reviewed many potential peer groups and indices. Ultimately, the business relevance and correlation with our compensation peer group was deemed most appropriate. The use of the following peer group for both compensation benchmarking and performance measurement for our 2021-2023 PSUs creates a direct link between pay and performance:

Steel Dynamics, Inc.	Crane Co.	Westinghouse Airbrake Technologies

Commercial Metals Company	Carpenter Technology Corporation	Oshkosh Corporation

Schnitzer Steel Industries, Inc.	Valmont Industries, Inc.	Worthington Industries, Inc.

Reliance Steel & Aluminum Co.	Trinity Industries, Inc.	Terex Corporation

SPX Flow, Inc.	Howmet Aerospace Inc.	Arconic Corporation

The Timkin Company	Kennametal Inc.

Performance Measurement and Award Vesting

Shares of ATI common stock underlying these awards may be earned over the course of eight individual performance measurement periods within the three-year performance period, with the first measurement period concluding on March 31, 2022 corresponding with the end of the 5th quarter out of 12 quarters covered by the 3-year period. No measurement periods were tied to performance in year 1 of the plan. Based on market practices and our desired objectives, we structured the payment scale for these awards to required 2nd quartile performance for a threshold payout and top quartile performance for a maximum payout. Specifically, twelve and one-half percent (12.5%) of the target amount of PSUs for each award may be earned for each measurement period according to the following:

Percentile Performance In each Measurement Period	Payout (percentage of Target) of PSUs allocated to Measurement Period
30th	50%
50th	100%
80th or more	200%

If achievement with respect to our relative TSR occurs at a level between the above threshold and target levels of achievement, or between the target and maximum levels of achievement, then the percentage of the payout that becomes earned and vested will be interpolated between the percentages set forth in the table above on a straight-line basis. In establishing quarterly measurement periods, the Committee’s goal was to encourage both shorter-term and long-term outperformance relative to our peer group, which we believe more effectively creates direct alignment with stockholder expectations. This approach has an additional benefit of mitigating some shorter-term volatility and is a better reflection of our aggregate performance over the entire three-year performance period.

Negative TSR Cap

The Committee believes that it is important to ensure that payouts under our long-term incentive program are aligned with stockholder interests. Accordingly, if our absolute TSR for the three-year Performance Period ending December 31, 2023 is negative, then total payout for the Performance Period may not exceed 150%.

•

Proportion of Performance-Vested Awards to Time-Vested Awards Granted Under the Long-Term Incentive Plan. For our NEOs, 70% of the aggregate award under the long-term incentive portion of our compensation program, the Long-Term Incentive Plan, or “LTIP,” historically since 2016 has been performance-based and entirely contingent on the achievement of quantitative performance measures, while the remaining 30% of the LTIP award generally has been time-based to provide retention incentives. In 2021, specifically in response to the various talent retention and other challenges facing our business due principally to the COVID-19 pandemic, we granted awards to our NEOs that were comprised 50% of PSUs and 50% time-vested restricted stock units (“RSUs”). It was important to the Committee to maintain at least 50% of our long-term incentive awards in a performance-based vehicle.

Our intention, over time, is to return to our historical distribution of 70% PSUs and 30% RSUs while continuing to ensure that we retain and incent the level of talent necessary to effectively manage and grow our business and successfully achieve our strategic objectives. To that end, and in light of improving market conditions, our 2022 long-term incentive awards for our NEOs were more heavily weighted in favor of PSUs (60% PSUs and 40% RSUs).

Summary Analysis of 2021 Compensation

The pie charts below show the mix of aggregate NEO compensation by type, form and length, at target for 2021:

2021 Target Pay Mix

Total Realized Compensation

Base salary rates remained unchanged in 2021 compared to 2020 for our NEOs, other than Ms. Fields, whose base salary increased 10% compared to 2020, based on the expansion of her role and responsibilities as she assumed operational oversight responsibility for our High Performance Materials and Components segment, in addition to her ongoing responsibility for the operations of our Advanced Alloys and Components segment, as well as market median data for her expanded position in consultation with our independent compensation consultants, Meridian Partners, and other advisors.

The Committee monitors realized compensation as compared to target compensation and actual financial and stock price performance results. As 2021 continued to reflect a transformation in our business and a year that was still significantly impacted by COVID-19, our CEO realized only 62% of target compensation (other NEOs 73% of target compensation). This demonstrates the direct link between pay outcomes and shareholder experiences.

2017-2021 Total Realized Compensation as % of Target

2021 Target Compensation Comparison to Total Realized Compensation

Named Executive Officer	2021 Target Compensation	2021 Total Realized Compensation	% of Target Realized
Wetherbee	$6,681,250	$4,120,197	62%

Newman	$2,592,000	$1,836,502	71%

Fields	$2,630,000	$1,945,696	74%

Kramer	$2,288,000	$1,705,183	75%

Davis	$2,200,000	$1,585,260	72%

We ask that for all of these reasons you vote “For” our Say On Pay proposal for 2021. Thank you.